Exhibit 4.10

CALCULATION AGENCY AGREEMENT

CALCULATION AGENCY AGREEMENT, dated as of May 18, 2005 (this “Agreement”), between Lehman Brothers Holdings Inc. (the “Company”) and Lehman Brothers Inc., as Calculation Agent.

WHEREAS, the Company proposes to issue and sell its Yield Enhanced Equity Linked Debt Securities (or YEELDS®), Performance Linked to the Value of a Common Stock (the “Notes”) from time to time;

WHEREAS, the terms of each series of the Notes will be described in a pricing supplement (in connection with the performance by the Calculation Agent of its services hereunder with respect to a particular series of the Notes, the prospectus supplement relating to such particular series of the Notes is referred to herein as the “relevant Pricing Supplement”) and a prospectus supplement, dated May 18, 2005, to the prospectus dated May 18, 2005, as supplemented by a prospectus supplement dated May 18, 2005;

WHEREAS, the Notes will be issued under an Indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., as Trustee (the “Trustee”), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987 (collectively, the “Indenture”); and

WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with each series of the Notes (in connection with the performance by the Calculation Agent of its services hereunder with respect to a particular series of the Notes, such particular series of the Notes is referred to herein as the “relevant Notes”);

NOW THEREFORE, the Company and the Calculation Agent agree as follows:

1.                                       Appointment of Agent.  The Company hereby appoints Lehman Brothers Inc. as Calculation Agent and Lehman Brothers Inc. hereby accepts such appointment as the Company’s agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

2.                                       Calculations and Information Provided.  In response to a request made by the Trustee for a determination of the Maturity Payment Amount, the Redemption Payment Amount or the Optional Repurchase Amount with respect to any series of the Notes, the Calculation Agent shall determine the applicable Payment Amount in accordance with the terms of the relevant Notes and this Agreement and notify the Trustee of its determination.  In addition, the Calculation Agent shall also be responsible for determining each of the following items for each series of the Notes, to the extent applicable:

(a)                                  the Settlement Value and any adjustments thereto;

(b)                                 the Closing Price of each Settlement Value Security on any date that the Settlement Value is to be determined,

(c)                                  the Multiplier for each Settlement Value Security, and

(d)                                 whether and what adjustments to the Multipliers should be made;

(e)                                  whether a Market Disruption Event has occurred;

(f)                                    if Stock Settlement is applicable, the number and kind of Settlement Value Securities to be delivered, the value of any fractional shares thereof and whether cash or other property shall be delivered in lieu of, or in addition to, any Settlement Value Securities;

(g)                                 the Amortized Principal Amount;

(h)                                 the amount payable upon repayment of the Notes on any Optional Reset Date;

(i)                                     whether a particular day is a Scheduled Trading Day;

(j)                                     the applicable Valuation Date; and

(k)                                  any other calculation, determination or adjustment specified as being made by the Calculation Agent in this Agreement, the relevant Pricing Supplement or the relevant Notes.

The Calculation Agent shall notify the Trustee of all such calculations, determinations and adjustment or if a Market Disruption Event with respect to a series of Notes has occurred.  Annex A hereto sets forth the procedures the Calculation Agent will use to determine the information described in this Section 2 with respect to a series of Notes.

3.                                       Calculations.  Any calculation or determination by the Calculation Agent pursuant hereto shall be made at the sole discretion of the Calculation Agent and shall (in the absence of manifest error) be final and binding.  Any calculation made by the Calculation Agent hereunder shall, at the Trustee’s request, be made available at the Corporate Trust Office.

4.                                       Fees and Expenses.  The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

5.                                       Terms and Conditions.  The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

(a)                                  in acting under this Agreement, the Calculation Agent is acting solely as an independent expert and not as an agent of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Notes;

(b)                                 unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

(c)                                  the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

(d)                                 the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Notes with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

(e)                                  the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or wilful misconduct.

6.                                       Resignation; Removal; Successor.  (a)  The Calculation Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided.  The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective.  Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent.  In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent’s notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

(b)                                 In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent.  Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

(c)                                  Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

(d)                                 Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

7.                                       Certain Definitions.  Capitalized terms not otherwise defined herein or in Annex A hereto are used herein as defined in the relevant Notes or, if not defined in the relevant Notes, as defined in the Indenture.

8.                                       Indemnification.  The Company will indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees.  The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

9.                                       Notices.  Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days), (a) in the case of the Company, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646) 758-3204) (telephone: (212) 526-7000), Attention: Treasurer, with a copy to 399 Park Avenue, New York, New York 10022 (facsimile: (212) 526-0357) (telephone: (212) 526-7000), Attention: Corporate Secretary, (b) in the case of the Calculation Agent, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646) 758-4942) (telephone: (212) 526-7000), Attention: Equity Derivatives Trading and (c) in the case of the Trustee, to it at 111 Wall Street, 5th Floor, New York, New York 10043 (facsimile: (212) 657-3836) (telephone:  (212) 657-7805), Attention: Corporate Trust Department or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing.  Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

10.                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONTINUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

11.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.                                 Benefit of Agreement.  This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title:

LEHMAN BROTHERS INC.,
as Calculation Agent

By:
Name:
Title:

ANNEX A

1.                                       Capitalized terms not otherwise defined herein are used herein as defined in the relevant Notes or, if not defined in the relevant Notes, as defined in the Indenture.

2.                                       Determination of the Payment Amount, Alternative Redemption Amount and Settlement Value.

The Calculation Agent shall determine the applicable Payment Amount in accordance with the terms of the relevant Notes and this Agreement.  In connection therewith, the Calculation Agent shall also calculate the related Alternative Redemption Amount and Settlement Value, all in accordance with the terms of the relevant Notes and this Agreement.

3.                                       Stock Settlement.

If the relevant Notes may be settled on the Stated Maturity Date or on the Optional Repurchase Date and if Stock Settlement is applicable, the Calculation Agent will determine the number and kind of Settlement Value Securities to be delivered, and whether cash or other property shall be delivered in lieu of, or in addition to, any Settlement Value Securities, all in accordance with Section 4 hereof and the terms of the relevant Notes.

4.                                       Adjustments to the Multipliers and the Settlement Value Securities.

Adjustments to a Multiplier and the Settlement Value Securities shall be made by the Calculation Agent in the circumstances described below.  For purposes of the following adjustments, except as noted below, ADSs shall be treated like common stock if a comparable adjustment to the foreign shares underlying the ADSs is made pursuant to the terms of the depositary arrangement for the ADSs or if holders of ADSs are entitled to receive property in respect of the underlying foreign share.

(a)                                  If a Settlement Value Security is subject to a stock split or reverse stock split, then once the split has become effective, the Multiplier relating to such Settlement Value Security shall be adjusted.  The Multiplier shall be adjusted to equal the product of the number of shares outstanding of the Settlement Value Security after the split with respect to each share of such Settlement Value Security immediately prior to effectiveness of the split and the prior Multiplier.

(b)                                 If a Settlement Value Security is subject to an extraordinary stock dividend or extraordinary stock distribution that is given equally to all holders of shares, then once the Settlement Value Security is trading ex-dividend, the Multiplier for such Settlement Value Security shall be increased by the product of the number of shares of such Settlement Value Security issued with respect to one share of such Settlement Value Security and the prior Multiplier.

(c)                                  If the issuer of a Settlement Value Security, or if a Settlement Value Security is an ADS, the foreign issuer of the underlying foreign share, is being liquidated or dissolved or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, such Settlement Value Security shall continue to be included in the calculation of the Settlement Value so long as the Relevant Exchange is reporting a market price for the Settlement Value Security.  If a market price, including a price on a bulletin board service, is no longer available for a Settlement Value Security, then the value of the Settlement Value Security shall equal zero for so long as no market price is available, and no attempt shall be made to find a replacement stock or increase the Settlement Value to compensate for the deletion of such Settlement Value Security.

(d)                                 If the issuer of a Settlement Value Security, or if a Settlement Value Security is an ADS, the foreign issuer of the underlying foreign share, has been subject to a merger or consolidation and is not the surviving entity and holders of the Settlement Value Security are entitled to receive cash, securities, other property or a combination thereof in exchange for the Settlement Value Security, then the following shall be included in the calculation of the Settlement Value as “Settlement Property”:

(i)                                     To the extent cash is received, the Settlement Property shall include, subject to any subsequent adjustments made by the Calculation Agent pursuant to this Section 4, an amount of cash equal to the product of (1) the cash consideration per share of Settlement Value Security and (2) the Multiplier for the Settlement Value Security, each determined as of the time the holders of the Settlement Value Security are entitled to receive the cash consideration (the “M&A Cash Component”), plus accrued interest.  Interest shall accrue beginning the first London Business Day after the day that holders of the Settlement Value Security receive the cash consideration until the Stated Maturity Date (the “M&A Cash Component Interest Accrual Period”).  Interest shall accrue on the M&A Cash Component at a rate equal to LIBOR with a term corresponding to the M&A Cash Component Interest Accrual Period.

(ii)                                  To the extent that equity securities that are traded or listed on an exchange, quotation system or market are received, once the exchange for the new securities has become effective, the former Settlement Value Security shall be removed from the calculation of the Settlement Value and the Settlement Property will include a number of shares of the new security equal to the Multiplier for the new security as a new Settlement Value Security.  The Multiplier for the new Settlement Value Security shall equal the product of the last value of the Multiplier of the original Settlement Value Security and the number of securities of the new Settlement Value Security exchanged with respect to one share of the original Settlement Value Security.

(iii)                               To the extent that equity securities that are not traded or listed on an exchange, quotation system or market or non-equity securities or other property (other than cash) is received, the Calculation Agent shall determine the fair market value of the securities or other property received per share of Settlement Value Security (which may be based on the Average Execution Price for such securities or other property).  The Settlement Property shall include, subject to any subsequent adjustments made by the Calculation Agent pursuant to this Section 4, an amount of cash equal to the product of (1) such fair market value per share of Settlement Value Security and (2) the Multiplier for the Settlement Value Security (the “M&A Sale Component”), each determined as of the time holders of the Settlement Value Security are entitled to receive the securities or other property, plus accrued interest.  Interest shall accrue beginning the first London Business Day after the day that an affiliate of the Company sells the securities or other property used to hedge the Company’s obligations under the Notes until the Stated Maturity Date (the “M&A Sale Component Interest Accrual Period”).  Interest shall accrue at a rate equal to LIBOR with a term corresponding to the M&A Sale Component Interest Accrual Period.

(e)                                  If all of the shares of a Settlement Value Security of an issuer are converted into or exchanged for the same or a different number of shares of any class or classes of equity securities other than such Settlement Value Security, whether by capital reorganization, recapitalization or reclassification or otherwise, then, once the conversion has become effective, the former Settlement Value Security shall be removed from the calculation of the Settlement Value and the Settlement Property will include as a new Settlement Value Security a number of shares of the new equity securities equal to the Multiplier for the new Settlement Value Security. The initial Multiplier for each new Settlement Value Security shall equal the product of the last value of the Multiplier of the original Settlement Value Security and the number of shares of the new Settlement Value Security issued with respect to one share of the original Settlement Value Security.

(f)                                    If the issuer of a Settlement Value Security, or if a Settlement Value Security is an ADS, the issuer of the underlying foreign share, issues to all of its shareholders common stock or another equity security that is traded or listed on an exchange, quotation system or market of an issuer other than itself, then the Settlement Property shall include as a new Settlement Value Security a number of shares of the new common stock or other equity security equal to the Multiplier for the new Settlement Value Security. The initial Multiplier for the new Settlement Value Security shall equal the product of the last value of the Multiplier with respect to the original Settlement Value Security and the number of shares of the new Settlement Value Security with respect to one share of the original Settlement Value Security.

(g)                                 If an ADS is no longer listed or admitted to trading on a United States securities exchange registered under the Securities Exchange Act of 1934 or is no longer a security quoted on The Nasdaq Stock Market, then the ADS shall be removed from the calculation of the Settlement Value, the foreign share underlying the ADS shall be deemed to be a new common stock and the Settlement Property shall include as a new Settlement Value Security a number of shares of new common stock equal to the Multiplier for the new Settlement Value Security.  The initial Multiplier for that new Settlement Value Security shall equal the product of the last value of the Multiplier with respect to the original ADS and the number of underlying foreign shares represented by a single such ADS.

(h)                                 If a Settlement Value Security is subject to an extraordinary dividend or an extraordinary distribution (including upon liquidation or dissolution) of cash, equity securities that are not traded or listed on an exchange, quotation system or market, non-equity securities or other property of any kind which is received equally by all holders of such Settlement Value Security, then following will be included in the calculation of the Settlement Value as Settlement Property:

(i)                                     To the extent cash is entitled to be received, the Settlement Property shall include, subject to any subsequent adjustments made by the Calculation Agent pursuant to this Section 4, on each day after the time that the Settlement Value Security trades ex-dividend until the date the cash consideration is entitled to be received, the present value of the cash to be received per share of Settlement Value Security multiplied by the Multiplier for the Settlement Value Security on such day, discounted at a rate equal to LIBOR, with a term beginning that day and ending on the date that the cash is entitled to be received (the “PV Extraordinary Cash Component”); provided, however, that when the cash consideration is received, the preceding adjustment will be eliminated and the Settlement Property shall include, subject to any subsequent adjustments made by the Calculation Agent pursuant to this Section 4, an amount of cash equal to the product of (1) the cash consideration per share of Settlement Value Security and (2) the Multiplier for the Settlement Value Security, each determined as of the time the holders of the Settlement Value Security are entitled to receive the cash consideration (the “Extraordinary Cash Component”), plus accrued interest. Interest shall accrue on the Extraordinary Cash Component beginning the first London Business Day after the day that holders of the Settlement Value Security are entitled to receive the Extraordinary Cash Component until the Stated Maturity Date (the “Extraordinary Cash Component Interest Accrual Period”). Interest shall accrue at a rate equal to LIBOR with a term corresponding to the Extraordinary Cash Component Interest Accrual Period.

(ii)                                  To the extent that equity securities that are not traded or listed on an exchange, quotation system or market or non-equity securities or other property (other than cash) is received, the Calculation Agent shall determine the fair market value of the securities or other property received per share of Settlement Value Security (which may be based on the Average Execution Price for such securities or other property) and the Settlement Property shall include, subject to any subsequent adjustments made by the Calculation Agent pursuant to this Section 4, an amount of cash equal to the product of (1) such fair market value per share of Settlement Value Security, and (2) the Multiplier for the Settlement Value Security (the “Extraordinary Sale Component”), each determined as of the time the holders of the Settlement Value Security are entitled to receive the securities or other property, plus accrued interest.  Interest shall accrue beginning the first London Business Day after the day that an affiliate of the Company sells the securities or other property used to hedge the Company’s obligations under the Notes until the Stated Maturity Date (the “Extraordinary Sale Component Interest Accrual Period”).  Interest shall accrue at a rate equal to LIBOR with a term corresponding to the Extraordinary Sale Component Interest Accrual Period.

(i)                                     If other corporate events occur with respect to such issuer of a Settlement Value Security, adjustments shall be made which, in the sole judgment of the Calculation Agent, are appropriate to reflect the economic substance of such events.

The payment of an ordinary cash dividend by an issuer of a Settlement Value Security, or if a Settlement Value Security is an ADS, by a foreign issuer of the underlying foreign share, from current income or retained earnings shall not result in an adjustment to the Multiplier.

If any of the cash received referred to in clauses (i) or (iii) of paragraph (d) above or clauses (i) or (ii) of paragraph (h) above is denominated in a foreign currency, such cash shall be converted into U.S. dollars using the Official W.M. Reuters Spot Closing Rate at 11:00 a.m., New York City time.  If there are several quotes for the Official W.M. Reuters Spot Closing Rate at that time, the first quoted rate starting at 11:00 a.m. shall be the rate used. If there is no such Official W.M. Reuters Spot Closing Rate for a country’s currency at 11:00 a.m., New York City time, the foreign currency-denominated cash shall be converted into U.S. dollars using the last available U.S. dollar cross-rate quote before 11:00 a.m., New York City time.

No adjustments of any Multiplier shall be required unless the adjustment would result in a change of at least .1% (.001) in the Multiplier then in effect. Adjustments which result in a change of less than 1% (.001) shall be carried forward and included in the next adjustment, if any.  The Multiplier resulting from any of the adjustments specified above shall be rounded at the Calculation Agent’s sole discretion.

5.                                       Market Disruption Event; Valuation Date

The Calculation Agent shall determine whether or not one or more Market Disruption Events have occurred on a scheduled Valuation Date and whether or not such date is a Scheduled Trading Day.  If the Calculation Agent determines that one or more Market Disruption Events have occurred on the day that would otherwise be the applicable Valuation Date, or that such date is not a Scheduled Trading Day, the Valuation Date shall be postponed to the next Scheduled Trading Day on which no Market Disruption Event occurs; provided, if a Market Disruption Event occurs on each of the eight Scheduled Trading Days following the originally scheduled Valuation Date, then that eighth Scheduled Trading Day shall be deemed the Valuation Date and the Calculation Agent shall determine the Closing Price of each affected Settlement Value Security based upon its estimate of the value of the Settlement Value Security, as of the Close of Trading on that eighth Scheduled Trading Day.

6.                                       Definitions.

Set forth below are the terms used in the Agreement and in this Annex A.

“ADS” shall have the meaning specified in the relevant Notes.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Alternative Redemption Amount” shall have the meaning specified in the relevant Notes.

“Amortized Principal Amount” shall have the meaning specified in the relevant Notes.

“Average Execution Price” shall have the meaning specified in the relevant Notes.

“Business Day” shall have the meaning specified in the relevant Notes.

“Calculation Agent” shall mean the person that has entered into this Agreement with the Company and shall, unless the context otherwise requires, include its successors and assigns.  The initial Calculation Agent is Lehman Brothers Inc.

“Close of Trading” shall have the meaning specified in the relevant Notes.

“Closing Price” shall have the meaning specified in the relevant Notes.

“common stock” shall have the meaning specified in the relevant Notes.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Extraordinary Cash Component” “ shall have the meaning set forth in Section 4(h)(i) of this Annex A.

“Extraordinary Cash Component Interest Accrual Period” “ shall have the meaning set forth in Section 4(h)(i) of this Annex A.

“Extraordinary Sale Component” “ shall have the meaning set forth in Section 4(h)(ii) of this Annex A.

“Extraordinary Sale Component Interest Accrual Period” “ shall have the meaning set forth in Section 4(h)(ii) of this Annex A.

“Indenture” shall have the meaning set forth in the preamble to this Agreement.

“LIBOR” shall mean London Interbank Offered Rate.

“London Business Day” shall mean any day in the United Kingdom that is a Saturday, a Sunday or a day on which the London Stock Exchange is not open for trading or banking institutions or trust companies in the City of London are authorized or obligated by law or parliamentary order to close.

“M&A Cash Component” shall have the meaning set forth in Section 4(d)(i) of this Annex A.

“M&A Cash Component Interest Accrual Period” shall have the meaning set forth in Section 4(d)(i) of this Annex A.

“M&A Sale Component” shall have the meaning set forth in Section 4(d)(iii) of this Annex A.

“M&A Sale Component Interest Accrual Period” shall have the meaning set forth in Section 4(d)(iii) of this Annex A.

“Market Disruption Event” shall have the meaning specified in the relevant Notes.

“Maturity Payment Amount” shall have the meaning specified in the relevant Notes.

“Multiplier” shall have the meaning specified in the relevant Notes.

“Official W.M. Reuters Spot Closing Rates” shall have the meaning specified in the relevant Notes.

“Optional Repurchase Date” shall have the meaning specified in the relevant Notes.

“Optional Repurchase Amount” shall have the meaning specified in the relevant Notes.

“Optional Reset Dates” shall have the meaning specified in the relevant Notes.

“Payment Amount” shall have the meaning specified in the relevant Notes.

“PV Extraordinary Cash Component” shall have the meaning set forth in Section 4(h)(i) of this Annex A.

“Redemption Payment Amount” shall have the meaning specified in the relevant Notes.

“Relevant Exchange” shall have the meaning specified in the relevant Notes.

“relevant Notes” shall have the meaning set forth in the preamble to this Agreement.

“relevant Pricing Supplement” shall mean the pricing supplement issued by the Company with respect to the relevant Notes.

“Notes” shall have the meaning set forth in the preamble to this Agreement.

“Scheduled Trading Day” shall have the meaning specified in the relevant Notes.

“Settlement Property” shall mean the property described in Section 4 of this Annex A.

“Settlement Value” shall have the meaning specified in the relevant Notes.

“Settlement Value Security” shall have the meaning specified in the relevant Notes.

“Stated Maturity Date” shall have the meaning specified in the relevant Notes.

“Stock Settlement” shall have the meaning specified in the relevant Notes.

“Trustee” shall have the meaning set forth in the preamble to this Agreement.

“Valuation Date” shall have the meaning specified in the relevant Notes.